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                                                                    EXHIBIT 99.1

                                       (CORRECTIONS CORPORATION OF AMERICA LOGO)
NEWS RELEASE


Contact: Karin Demler, investor relations, 615-263-3005


   CORRECTIONS CORPORATION OF AMERICA EXTENDS EXCHANGE OFFER FOR SENIOR NOTES

NASHVILLE, TENN. - JUNE 2, 2005 - CORRECTIONS CORPORATION OF AMERICA (NYSE: CXW) (the "Company") today announced that it is extending until 12:00 midnight, New York City time, on June 3, 2005 its exchange offer for its outstanding $375.0 million aggregate principal amount of its 6.25% senior notes due 2013 that were previously issued in an institutional private placement for up to $375.0 million aggregate principal amount of its 6.25% senior notes due 2013 that have been registered under the Securities Act of 1933. The Company has been informed by the exchange agent that as of 12:00 midnight, New York City time, on June 1, 2005, which was the original expiration date for the exchange offer, holders of approximately 99% of the outstanding notes had tendered for exchange.

The exchange offer is subject to the terms and conditions of the Prospectus dated May 4, 2005. This announcement amends and supplements the Prospectus and the related letter of transmittal with respect to the matters described above. All other terms and conditions of the Prospectus and the related letter of transmittal remain in full force and effect.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The foregoing statements regarding the Company's intentions with respect to the contemplated exchange offer and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the exchange offer and other transactions described above successfully is subject to various risks, many of which are outside of its control.

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